Exhibit 99.1

NEWS RELEASE	6140 Stoneridge Mall Road
CONTACT: Kim Duncan Director, Investor Relations The Cooper Companies, Inc. ir@cooperco.com	Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES ITS SUBSIDIARY COOPERVISION HAS

INITIATED A VOLUNTARY RECALL OF LIMITED LOTS OF AVAIRA TORIC

PLEASANTON, Calif., August 19, 2011 – The Cooper Companies, Inc. (NYSE: COO) today announced that its subsidiary CooperVision has initiated a voluntary recall on limited lots of Avaira® Toric contact lenses. This recall is limited solely to specific lots of Avaira Toric, and no other CooperVision product is involved in this recall.

The recall was initiated because of the unintended presence of a residue on certain lenses. The residue was identified after investigating a small number of complaints of temporary hazy vision. The manufacturing issue has been identified and a resolution is in process. It is anticipated Avaira Toric shipments will resume shortly, and inventory will return to normal levels by December 1, 2011.

Avaira Toric lenses were launched in April 2010 and represent less than 1% of the Company’s fiscal third quarter 2011 revenues. The Company will establish a reserve for return of inventory and related matters, presently estimated to be approximately $14 million. The reserve will be primarily reflected in cost of sales. Additional details will be discussed on the Company’s third quarter 2011 earnings conference call on August 31, 2011.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to serving the needs of the healthcare professional, improving the quality of life for its employees and customers and providing market leading products. Cooper’s commitment to health and wellness is reflected through its corporate culture and global initiatives to promote healthy life choices for its employees. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting quality lenses for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Both companies provide superior product range and quality, along with friendly customer service and a drive to continually innovate. Cooper and CooperVision are headquartered in Pleasanton, CA, and CooperSurgical is headquartered in Trumbull, CT.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including all statements regarding resuming shipments and expectations as to inventory levels are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

The factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.